Exhibit 10.2

COMPANY SUPPORT AGREEMENT

This COMPANY SUPPORT AGREEMENT (this “Agreement”) is entered into as of June 29, 2021, by and among FS Development Corp. II, a Delaware corporation (“Parent”), and the persons set forth on Schedule I attached hereto (each, a “Stockholder” and collectively, the “Stockholders”). Each of Parent and each Stockholder are sometimes referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, concurrently herewith, Parent, Orchard Merger Sub, Inc., a Delaware corporation (“Merger Sub”), Shareholder Representative Services LLC, a Colorado limited liability company as the Stockholders’ Representative, and Pardes Biosciences, Inc., a Delaware corporation (the “Company”), are entering into that certain Agreement and Plan of Merger (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”) pursuant to which, among other things, Merger Sub will merge with and into the Company, with the Company as the surviving company in the merger and, after giving effect to such merger, becoming a wholly-owned Subsidiary of PubCo, and each share of Company Capital Stock (including the Subject Company Shares (as defined below)) will be converted, either directly or indirectly, into the right to receive PubCo Common Shares, in each case, on the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, each Stockholder is the record and beneficial owner of the number and type of Company Securities set forth on Schedule I hereto (together with any other Company Securities or other equity interests (including anything convertible into such equity interests) of the Company of which each Stockholder acquires record or beneficial ownership after the date hereof, collectively, the “Subject Company Shares”);

WHEREAS, in consideration for the benefits to be received by each Stockholder under the terms of the Merger Agreement and as a material inducement to Parent and the other Parent Parties agreeing to enter into and consummate the transactions contemplated by the Merger Agreement, each Stockholder agrees to enter into this Agreement and to be bound by the agreements, covenants and obligations contained in this Agreement; and

WHEREAS, the Parties acknowledge and agree that Parent and the other Parent Parties would not have entered into and agreed to consummate the transactions contemplated by the Merger Agreement without each Stockholder entering into this Agreement and agreeing to be bound by the agreements, covenants and obligations contained in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

AGREEMENT

1.  Company Stockholder Consent and Related Matters.

(a)  (1) As promptly as reasonably practicable (and in any event within five (5) Business Days) following the S-4 Effective Date, each Stockholder shall duly execute and deliver to the Company and Parent the Company Stockholder Written Consent under which it shall irrevocably and unconditionally consent to the matters, actions and proposals contemplated by Section 7.1(a) (Company Stockholder Approval) of the Merger Agreement. Without limiting the generality of the first sentence of this Section 1(a), prior to the Closing, each Stockholder shall vote (or cause to be voted) the Subject Company Shares against, and shall withhold consent with respect to, any Alternative Transaction. (2) In addition to the foregoing, each Stockholder hereby unconditionally and irrevocably agrees that, at any meeting of the holders of Company Capital Stock (or any adjournment or postponement thereof), such Stockholder shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause its Subject Company Shares to be counted as present thereat for purposes of establishing a quorum, and such Stockholder shall vote or provide consent (or cause to be voted or consented), in person or by proxy, all of its Subject Company Shares:

(i) to approve and adopt the Merger Agreement and the Transactions, including the Merger and the Company Preferred Stock Conversion;

(ii)  in any other circumstances upon which a consent or other approval is required under the organizational documents of the Company or otherwise sought with respect to the Merger Agreement or the Transactions, to vote, consent or approve (or cause to be voted, consented or approved) all of such Stockholder’s Subject Company Shares held at such time in favor thereof;

(iii) against any Alternative Transaction, or any other merger agreement, merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company (other than the Merger Agreement and the Transactions); and

(iv) against any proposal, action or agreement that would (A) impede, frustrate, prevent or nullify any provision of this Agreement or the Merger Agreement or otherwise impede, frustrate, prevent or nullify the Merger or any of the Transactions, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of the Company under the Merger Agreement or any Additional Agreement to which the Company is a party or (C) result in any of the conditions set forth in Article IX of the Merger Agreement not being fulfilled.

(b) Without limiting any other rights or remedies of Parent, each Stockholder hereby irrevocably appoints Parent or any individual designated by Parent as the Stockholder’s agent, attorney-in-fact and proxy (with full power of substitution and resubstituting), for and in the name, place and stead of the Stockholder, to attend on behalf of the Stockholder any meeting of the holders of Company Capital Stock with respect to the matters described in Section 1(a), to include the Subject Company Shares in any computation for purposes of establishing a quorum at any such meeting of the holders of Company Capital Stock, to vote (or cause to be voted) the Subject Company Shares or consent (or withhold consent) with respect to any of the matters described in Section 1(a) in connection with any meeting of the holders of Company Capital Stock or any action by written consent by the holders of Company Capital Stock (including the Company Stockholder Written Consent), in each case, in the event that the Stockholder fails to timely perform or otherwise comply with the covenants, agreements or obligations set forth in Section 1(a).

(c) The proxy granted by each Stockholder pursuant to Section 1(b) is coupled with an interest sufficient in law to support an irrevocable proxy and is granted in consideration for Parent entering into the Merger Agreement and agreeing to consummate the transactions contemplated thereby. The proxy granted by each Stockholder pursuant to Section 1(b) is also a durable proxy and shall survive the bankruptcy, dissolution, death, incapacity or other inability to act by each Stockholder and shall revoke any and all prior proxies granted by each Stockholder with respect to the Subject Company Shares. The vote or consent of the proxyholder in accordance with Section 1(b) and with respect to the matters in Section 1(a) shall control in the event of any conflict between such vote or consent by the proxyholder of the Subject Company Shares and a vote or consent by each Stockholder of the Subject Company Shares (or any other Person with the power to vote the Subject Company Shares) with respect to the matters in Section 1(a). The proxyholder may not exercise the proxy granted pursuant to Section 1(b) on any matter except those provided in Section 1(a). For the avoidance of doubt, each Stockholder may vote the Subject Company Shares on all other matters, subject to, for the avoidance of doubt, the other applicable covenants, agreements and obligations set forth in this Agreement.

(d)  Each Stockholder hereby (i) irrevocably and unconditionally waives any rights of appraisal, dissenter’s rights and any similar rights relating to the Merger Agreement and the consummation by the parties of the Transactions, including the Merger, that such Stockholder may have under applicable Law (including Section 262 of the Delaware General Corporation Law or otherwise), (ii) consents to, on behalf of itself and each other holder of Company Preferred Stock, and irrevocably and unconditionally waives any and all rights such Stockholder may have with respect to, the conversion of all outstanding shares of Company Preferred Stock into shares of Company Common Stock, with such conversion to be in accordance with the terms of the Company Certificate of Incorporation and effective as of immediately prior to the Effective Time of the Merger.

(e) Each Stockholder hereby irrevocably waives, on behalf of themselves and each other holder of Company Preferred Stock, its right to certain payments upon liquidation of the Company pursuant to Article Fourth, Section B(2) of the Company Certificate of Incorporation (if any).

2.  Other Covenants and Agreements.

(a)  Each Stockholder hereby agrees that, notwithstanding anything to the contrary in any such agreement, (i) each of the agreements set forth on Schedule II hereto shall be automatically terminated and of no further force and effect (including any provisions of any such agreement that, by its terms, survive such termination) effective as of, and subject to and conditioned upon the occurrence of, the Closing and (ii) upon such termination neither the Company nor any of its Affiliates (including from and after the Effective Time, PubCo and its Affiliates) shall have any further obligations or liabilities under each such agreement. Without limiting the generality of the foregoing, each Stockholder hereby agrees to promptly execute and deliver all additional agreements, consents, documents and instruments and take, or cause to be taken, all actions necessary or reasonably advisable in order to achieve the purpose of the preceding sentence.

(b)  Each Stockholder acknowledges and agrees that Parent and the other Parent Parties are entering into the Merger Agreement in reliance upon the Stockholder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement and but for the Stockholder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement, Parent and the other Parent Parties would not have entered into or agreed to consummate the Transactions.

(c)  On the Closing Date, each Stockholder shall deliver to Parent a duly executed copy of (i) the Voting Agreement and (ii) the Lock-Up Agreement. On the Closing Date, each Stockholder that is an Affiliate of PubCo as of the Effective Time shall deliver to Parent a duly executed copy of the Registration Rights Agreement.

(d)  From the date hereof through the Closing Date, each institutional Stockholder (a “Corporate Stockholder”) shall not, and shall cause each of its respective Representatives not to, directly or indirectly, (i) encourage, solicit, initiate, engage or participate in negotiations with any Person concerning any Alternative Transaction, (ii) take any other action intended or designed to facilitate the efforts of any Person relating to a possible Alternative Transaction or (iii) in furtherance and without limitation of such Stockholder’s obligations pursuant to Section 1(a), approve, recommend or enter into any Alternative Transaction or any Contract related to any Alternative Transaction. Immediately following the execution of this Agreement, each Corporate Stockholder shall, and shall cause each of its Representatives to, terminate any existing discussions or negotiations with any Persons other than Parent, on the one hand, or the Company, on the other hand, concerning any Alternative Transaction; provided that a Corporate Stockholder and its Representatives may assist the Company in the Company’s existing licensing, collaboration, development and partnering discussions. Each Corporate Stockholder shall be responsible for any acts or omissions of any of its Representatives that, if they were the acts or omissions of such Stockholder, would be deemed a breach of such Stockholder’s obligations hereunder.

(e) If an Alternative Proposal is communicated in writing to any Corporate Stockholder or any of their respective Representatives, such Corporate Stockholders shall as promptly as practicable (and in any event within one (1) Business Day after receipt thereof) advise Company, orally and in writing, of such Alternative Proposal and the material terms and conditions thereof (including any changes thereto) and the identity of the Person making any such Alternative Proposal. Company shall promptly as practical (an in any event one (1) Business Day after receipt thereof) advise Parent, orally and in writing, of such Alternative Proposal and the material terms and conditions thereof (including any changes thereto) and the identity of the Person making any such Alternative Proposal and the Corporate Stockholder that received such Alternative Proposal. The Corporate Stockholders shall keep Company informed, and Company shall keep Parent informed, on a reasonably current basis of material developments with respect to any such Alternative Proposal.

(f)  Each Stockholder hereby agrees that the Merger shall not be considered a “Deemed Liquidation Event” under the terms of the Company Certificate of Incorporation (as such term is defined therein) and that the Stockholders shall make such election by written notice sent to the Company at least ten (10) days prior to the Closing Date and otherwise in accordance with the terms of the Company Certificate of Incorporation.

3.  Stockholder Representations and Warranties. Each Stockholder, severally and not jointly, represents and warrants to Parent as follows:

(a) If Stockholder is not an individual, the Stockholder is a corporation, limited liability company or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable).

(b)  If Stockholder is not an individual, the Stockholder has the requisite corporate, limited liability company or other similar power and authority to execute and deliver this Agreement, to perform its covenants, agreements and obligations hereunder (including, for the avoidance of doubt, those covenants, agreements and obligations hereunder that relate to the provisions of the Merger Agreement), and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement has been duly authorized by all necessary corporate (or other similar) action on the part of such Stockholder. This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid, legal and binding agreement of such Stockholder (assuming that this Agreement is duly authorized, executed and delivered by Parent), enforceable against such Stockholder in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(c)  No consent, approval or authorization of, or designation, declaration or filing with, any governmental authority is required on the part of such Stockholder with respect to such Stockholder’s execution, delivery or performance of its covenants, agreements or obligations under this Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations under this Agreement that relate to the provisions of the Merger Agreement) or the consummation of the transactions contemplated hereby, except for any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not adversely affect the ability of such Stockholder to perform, or otherwise comply with, any of its covenants, agreements or obligations hereunder in any material respect.

(d)  None of the execution or delivery of this Agreement by such Stockholder, the performance by such Stockholder of any of its covenants, agreements or obligations under this Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations under this Agreement that relate to the provisions of the Merger Agreement) or the consummation of the transactions contemplated hereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of such Stockholder’s organizational documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which such Stockholder is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which such Stockholder or any of its properties or assets are bound or (iv) result in the creation of any Lien upon such Stockholder’s Subject Company Shares, except, in the case of any of clauses (ii) and (iii) directly above, as would not adversely affect the ability of such Stockholder to perform, or otherwise comply with, any of its covenants, agreements or obligations hereunder in any material respect.

(e)  Stockholder is the record and beneficial owner of the Subject Company Shares set forth opposite such Stockholder’s name on Schedule I hereto and has valid, good and marketable title to such Subject Company Shares, free and clear of all Liens (other than transfer restrictions under applicable Securities Law). Except for the shares of Company Capital Stock set forth on Schedule I hereto, together with any other shares of Company Capital Stock or other equity interests (including anything convertible into such equity interests) of the Company of which the Stockholder acquires record or beneficial ownership after the date hereof, such Stockholder has the sole right to vote (and provide consent in respect of, as applicable) the Subject Company Shares and, except for this Agreement, the Merger Agreement, that certain Voting Agreement, dated January 19, 2021, that certain Investors’ Rights Agreement, dated January 19, 2021 and that certain Right of First Refusal and Co-Sale Agreement, dated January 19, 2021, such Stockholder is not party to or bound by (i) any option, warrant, purchase right, or other Contract that would (either alone or in connection with one or more events, developments (including the satisfaction or waiver of any conditions precedent)) require such Stockholder to Transfer (as defined below) any of the Subject Company Shares or (ii) any voting trust, proxy or other Contract with respect to the voting or Transfer of any of the Subject Company Shares.

(f)   There is no proceeding pending or, to the Stockholder’s knowledge, threatened against such Stockholder that questions the beneficial or record ownership of such Stockholder’s Subject Company Shares, the validity of this Agreement or the performance by such Stockholder of its obligations under this Agreement, or which would reasonably be expected to adversely affect the ability of such Stockholder to perform, or otherwise comply with, any of its covenants, agreements or obligations under this Agreement in any material respect.

(g)  The Stockholder, on his, her or its own behalf and on behalf of his, her or its Representatives, acknowledges, represents, warrants and agrees that (i) he, she or it has conducted his, her or its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, the Parent Parties and (ii) he, she or it has been furnished with or given access to such documents and information about the Parent Parties and their respective businesses and operations as he, she or it and his, her or its Representatives have deemed necessary to enable him, her or it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the other Additional Agreements to which he, she or it is or will be a party and the transactions contemplated hereby and thereby.

(h)  In entering into this Agreement and the other Additional Agreements to which he, she or it is or will be a party, the Stockholder has relied solely on his, her or its own investigation and analysis and the representations and warranties expressly set forth in the Additional Agreements to which he, she or it is or will be a party and no other representations or warranties of any Parent Party (including, for the avoidance of doubt, none of the representations or warranties of any Parent Party set forth in the Merger Agreement or any other Additional Agreements), any Affiliate of Parent or any other Person, either express or implied, and such Stockholder, on his, her or its own behalf and on behalf of his, her or its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in the Additional Agreements to which he, she or it is or will be a party, none of the Parent Parties, any Affiliate of Parent or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Additional Agreements to which he, she or it is or will be a party or the transactions contemplated hereby or thereby.

4.  Transfer of Subject Securities. Except as expressly contemplated by the Merger Agreement or with the prior written consent of Parent (such consent to be given or withheld in its sole discretion), from and after the date hereof and through the Closing of the Transactions, each Stockholder agrees not to (a) Transfer any of the Subject Company Shares, (b) enter into (i) any option, warrant, purchase right, or other Contract that would (either alone or in connection with one or more events or developments (including the satisfaction or waiver of any conditions precedent)) require such Stockholder to Transfer the Subject Company Shares or (ii) any voting trust, proxy or other Contract with respect to the voting or Transfer of the Subject Company Shares, or (c) take any actions (i) having the effect of preventing or disabling such Stockholder from performing its obligations under this Agreement or (ii) in furtherance of any of the matters described in the foregoing clauses (a) or (b). For purposes of this Agreement, “Transfer” means any, direct or indirect, sale, transfer, assignment, pledge, mortgage, exchange, hypothecation, grant of a security interest in or disposition or encumbrance of an interest (whether with or without consideration, whether voluntarily or involuntarily or by operation of law or otherwise).

5.  Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earlier of (a) the Effective Time; (b) the termination of the Merger Agreement in accordance with its terms and (c) upon the mutual written agreement of Parent and each Stockholder. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or liabilities under, or with respect to, this Agreement.

6.  Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) each Stockholder makes no agreement or understanding herein in any capacity other than in such Stockholder’s capacity as a record holder and beneficial owner of the Subject Company Shares, and not in such Stockholder’s capacity as a director, officer or employee of the Company or any other capacity and (b) nothing herein will be construed to limit or affect any action or inaction by any Stockholder serving as a member of the board of directors of the Company or as an officer, employee or fiduciary of the Company, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of the Company.

7.  Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by facsimile (having obtained electronic delivery confirmation thereof) if applicable, e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the email was sent to the intended recipient thereof without an “error” or similar message that such email was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

If to Parent, to:

c/o FS Development Corp. II

900 Larkspur Landing Circle, Suite 150

Larkspur, California 94939

Attention: Jim Tananbaum

Email: Jim@foresitecapital.com

with a copy (which shall not constitute notice) to:

White & Case LLP
1221 Avenue of the Americas
New York, New York 10020-1095

Attention: Joel L. Rubinstein, Esq.

Bryan Luchs

Email: joel.rubinstein@whitecase.com

 bryan.luchs@whitecase.com

If to a Stockholder, to the address specified by such Stockholder in writing.

with a copy (which shall not constitute notice) to:

Pardes Boisciences, Inc.
2173 Salk Ave., Suite 250, PMB #052

Carlsbad, CA 92008
Attention: Elizabeth H. Lacy, General Counsel & Corporate Secretary
Email: elacy@pardesbio.com

Goodwin Procter LLP

601 Marshall Street

Redwood City, CA 94063

Attention: Deepa Rich

Email: DRich@goodwinlaw.com

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

8.  Entire Agreement. This Agreement, the Merger Agreement and documents referred to herein and therein constitute the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersede all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter of this Agreement, except as otherwise expressly provided in this Agreement. For the avoidance of doubt, this Agreement shall not be effective or binding upon the Parent or any Stockholder until such time as the Merger Agreement is executed by the parties thereto.

9.  Amendments and Waivers; Assignment. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by each of Stockholder and Parent. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assignable by any Stockholder without Parent’s prior written consent (to be withheld or given in its sole discretion).

10. Fees and Expenses. Except as otherwise expressly set forth in the Merger Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses.

11.  Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that either Party does not perform its respective obligations under the provisions of this Agreement in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that each Party shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. No Stockholder shall be liable for the breach by any other Stockholder of this Agreement

12. No Third Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason of this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.

13.  Miscellaneous. Sections 1.2 (Construction), 12.7 (Governing Law), 12.8 (Counterparts; Facsimile Signatures) and 12.10 (Severability) of the Merger Agreement are incorporated herein by reference and shall apply to this Agreement, mutatis mutandis.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed and delivered this Company Support Agreement as of the date first above written.

FS DEVELOPMENT CORP. II

By:	/s/ James B. Tananbaum
	Name:	James B. Tananbaum
	Title:	Chief Executive Officer

[Signature Page to Company Support Agreement]

FORESITE CAPITAL FUND V, L.P.

By:	Foresite Capital Management V, LLC
Its General Partner

By:	/s/ Dennis D. Ryan
	Name:	Dennis D. Ryan
	Title:	Chief Financial Officer

FORESITE CAPITAL OPPORTUNITY FUND V, L.P.

By:	Foresite Capital Opportunity Management V, LLC
Its General Partner

By:	/s/ Dennis D. Ryan
	Name:	Dennis D. Ryan
	Title:	Chief Financial Officer

GMF PARDES LLC

By:	/s/ J. Jay Lobell
	Name:	J. Jay Lobell
	Title:	Managing Member

[Signature Page to Company Support Agreement]

KHOSLA VENTURES SEED D, LP

By: Khosla Ventures Seed Associates D, LLC, a Delaware limited liability company and general partner of Khosla Ventures Seed D, LP

By:	/s/ John Demeter
	Name:	John Demeter
	Title:	General Counsel

KHOSLA VENTURES VII, LP

By: Khosla Ventures Associates VII, LLC,, a Delaware limited liability company and general partner of Khosla Ventures VII, LP

By:	/s/ John Demeter
	Name:	John Demeter
	Title:	General Counsel

LOPATIN DESCENDANTS’ TRUST

By:	/s/ Uri A. Lopatin, M.D.
	Name:	Uri A. Lopatin, M.D.
	Title:	Trustee

By:	/s/ Katherine Lopatin
	Name:	Katherine Lopatin
	Title:	Trustee

Uri A. Lopatin, M.D.

Signature:	/s/ Uri A. Lopatin, M.D.

[Signature Page to Company Support Agreement]

Lee D. Arnold, Ph.D.

Signature:	/s/ Lee D. Arnold, Ph.D.

Brian P. Kearney, PharmD

Signature:	/s/ Brian P. Kearney, PharmD

Heidi Henson

Signature:	/s/ Heidi Henson

Elizabeth H. Lacy

Signature:	/s/ Elizabeth H. Lacy

[Signature Page to Company Support Agreement]

SCHEDULE I

Security Holder	Series A Preferred	Series A-1 Preferred	Series A-2 Preferred	Series A-3 Preferred	Common Stock	Total
Khosla Ventures VII, LP	1,954,338					1,954,338
Khosla Ventures Seed D, LP		2,415,458				2,415,458
Foresite Capital Fund V, L.P.	4,237,940					4,237,940
Uri Lopatin				34,505	3,750,000	3,784,505
Lopatin Descendants’ Trust					250,000	250,000
GMF Pardes LLC	2,195,824					2,195,824
Lee Arnold					2,000,000	2,000,000
Foresite Capital Opportunity Fund V, L.P.	1,273,577					1,273,577
Brian P. Kearney					325,000	325,000
Heidi Henson[1]					225,000	225,000
Elizabeth Lacy[2]					150,000	150,000

[1]	Heidi Henson is the grantee of a stock option to purchase 171,611 shares of common stock of the Company, none of which are vested

[2]	Elizabeth Lacy is the grantee of a stock option to purchase 150,322 shares of common stock of the Company, none of which are vested.

SCHEDULE II

1.	Investors’ Rights Agreement dated January 19, 2021 by and between the Company and each of the investors listed on Schedule A thereto.

2.	Voting Agreement dated as of January 19, 2021 by and among the Company and the investors listed on Schedule A thereto and those certain stockholders of the Company listed on Schedule B thereto.

3.	Right of First Refusal and Co-Sale Agreement dated as of January 19, 2021 by and among the Company, the Investors listed on Schedule A thereto and the Key Holders listed on Schedule B thereto.

4.	Management Rights Letter dated January 21, 2021, executed by the Company and in favor of Khosla Ventures VI, L.P.

5.	Series A Preferred Stock Purchase Agreement, dated as of January 19, 2021, by and among the Company and each of the investors listed on Schedule A thereto.